Exhibit 1.1

Execution Version

CAI International, Inc.

1,700,000 Shares of 8.50% Series B Fixed-to-Floating Rate

Cumulative Redeemable Perpetual Preferred Stock

(Liquidation Preference $25.00 per Share)

UNDERWRITING AGREEMENT

August 6, 2018

RBC CAPITAL MARKETS, LLC

As Representative of the Several Underwriters,

c/o RBC Capital Markets, LLC

200 Vesey Street

New York, New York 10281

Dear Sirs:

1. Introductory. CAI International, Inc., a Delaware corporation (“Company”), agrees with the several Underwriters named in Schedule A hereto (“Underwriters”), for whom RBC Capital Markets, LLC (“RBC”) is acting as representative (the “Representative”), to issue and sell to the several Underwriters 1,700,000 shares (the “Firm Securities”) of the 8.50% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $25.00 per share, of the Company (the “Series B Preferred Stock”), a new series of the Company’s authorized preferred stock (the “Preferred Stock”). The Company also agrees to sell to the several Underwriters, at the option of the Underwriters, an aggregate of not more than 255,000 additional shares of Series B Preferred Stock (the “Optional Securities”). The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities”.

This Underwriting Agreement (this “Agreement”) confirms the agreement among the Company and the Underwriters concerning the purchase of the Offered Securities by the Underwriters. For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 4:50 p.m. (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, including any document incorporated by reference therein, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange (“NYSE”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and all 430B Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

Unless otherwise specified, a reference to a “Rule” is to the indicated rule under the Act.

2. Representations and Warranties. The Company represents and warrants to, and agrees with, the several Underwriters that:

(a) Filing and Effectiveness of Registration Statement. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-217915), including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective, and the Offered Securities have been and remain eligible for registration by the Company on such registration statement. The conditions for use of Form S-3, set forth in the General Instructions thereto, have been satisfied. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

The documents incorporated or deemed to be incorporated by reference in the Registration Statement, any preliminary prospectus and the Statutory Prospectus, when they became effective or at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Exchange Act and the Rules and Regulations.

(b) No Stop Orders. No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the Act, no order preventing or suspending the use of any preliminary prospectus or the Final Prospectus or any amendment or supplement thereto has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, contemplated. The Company has complied with each request (if any) from the Commission for additional information.

(c) Compliance with Securities Act Requirements. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(d) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and the preliminary prospectus supplement, dated August 6, 2018, including the base prospectus dated June 2, 2017 (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively with the number of Offered Securities being sold by the Company, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(e) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the

Offered Securities or until any earlier date that the Company notified or notifies the Representative as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representative and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f) Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (ii) at the date hereof the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Securities, all as described in Rule 405.

(g) Financial Statements. The financial statements of the Company, together with the related notes, set forth or incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus comply in all material respects with the requirements of the Act and the Exchange Act and fairly present the financial condition of the Company as of the dates indicated and the results of operations and changes in cash flows for the periods therein specified in conformity with United States generally accepted accounting principles (“GAAP”) consistently applied throughout the periods involved; and the supporting schedules included in the Registration Statement present fairly the information required to be stated therein. No other financial statements or schedules are required to be included in the Registration Statement or the General Disclosure Package. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto. KPMG LLP, which has expressed its opinion with respect to the financial statements and schedules filed as a part of the Registration Statement and included in the Registration Statement, the General Disclosure Package and the Final Prospectus and with regard to the Company’s internal control over financial reporting and management’s assessment thereof, is (x) an independent public accounting firm within the meaning of the Securities Laws, (y) a registered public accounting firm (as defined in Section 2(a)(12) of Sarbanes-Oxley) and (z) in the performance of its work for the Company has not been in violation of the auditor independence requirements of Sarbanes-Oxley.

(h) Good Standing. Each of the Company and its subsidiaries has been duly organized and is validly existing as a corporation, partnership or limited liability company, as applicable, in good standing under the laws of its jurisdiction of incorporation. Each of the Company and its subsidiaries has full corporate, partnership or limited liability company power and authority, as applicable, to own its properties and conduct its business as currently being carried on and as described in the Registration Statement, the General Disclosure Package and the Final Prospectus, and is duly qualified to do business as a foreign corporation, partnership or limited liability company, as applicable, in good standing in each jurisdiction in which it owns or leases real property or in which the conduct of its business makes such qualification necessary, except those jurisdictions in which the failure to so qualify would not have a material adverse effect upon, or cause a material adverse change in, the general affairs, business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole (“Material Adverse Effect” or “Material Adverse Change”).

(i) No Material Adverse Change. Except as contemplated in the Registration Statement, General Disclosure Package and Final Prospectus, subsequent to the respective dates as of which information is given in the Registration Statement, General Disclosure Package and Final Prospectus, neither the Company nor any of its subsidiaries has incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions, or declared or paid any dividends or made any distribution of any kind with respect to its capital stock; there has not been any change in the Company’s capital stock (other than a change in the number of outstanding shares of the Company’s shares of common stock, par value $0.0001 per share, due to the issuance of shares upon the exercise of outstanding options or warrants that are disclosed in the Registration Statement, the General Disclosure Package and the Final Prospectus); and there has not been any material change in the short term or long term debt, or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock, of the Company or any of its subsidiaries, or any Material Adverse Change or any development involving a prospective Material Adverse Change.

(j) Absence of Other Equity Interests. Other than the subsidiaries of the Company listed in Exhibit 21.1 to the Annual Report on Form 10-K for the year ended December 31, 2017, the Company, directly or indirectly, owns no capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust or other entity.

(k) Authorization and Description of Shares of Series B Preferred Stock. The Offered Securities to be sold hereunder by the Company have been duly authorized and, when issued, delivered and paid for in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable, will not be issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and the holders thereof will not be subject to personal liability by reason of being such holders; and the Series B Preferred Stock conforms to the description thereof in the Registration Statement, the General Disclosure Package and the Final Prospectus. Except as otherwise stated in the Registration Statement, the General Disclosure Package and the Final Prospectus, there are no preemptive rights or other rights to subscribe for or to purchase, or any restriction upon the voting or transfer of, any shares of Preferred Stock pursuant to the Company’s charter, bylaws or any agreement or other instrument to which the Company is a party or by which the Company is bound or any statutes, laws rules and regulations applicable to the Company. Neither the filing of the Registration Statement nor the offering or sale of the Offered Securities as contemplated by this Agreement gives rise to any rights for or relating to the registration of any shares of Preferred Stock or other securities of the Company. All of the issued and outstanding equity interests of each of the Company’s subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable, and, except as otherwise described in the Registration Statement, the General Disclosure Package and the Final Prospectus and except for any directors’ qualifying shares, the Company owns of record and beneficially, free and clear of any security interests, claims, liens, proxies, equities or other encumbrances, all of such issued and outstanding equity interests. Except as described in the Registration Statement, the General Disclosure Package and the Final Prospectus, there are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from the Company or any subsidiary of the Company any shares of the capital stock of the Company or any of its subsidiaries. The Company has an authorized and outstanding capitalization as set forth in the Registration Statement, the General Disclosure Package and the Final Prospectus.

(l) Registration Rights. There are no persons with registration rights or other similar rights to have any securities registered for sale pursuant to the Registration Statement or otherwise registered for sale or sold by the Company under the Act pursuant to this Agreement, other than those rights that have been disclosed in the Registration Statement, the General Disclosure Package and the Final Prospectus and have been satisfied or waived.

(m) Authorization of Agreement; Absence of Defaults, Conflicts, Further Requirements. This Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid, legal and binding obligation of the Company, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity. The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, rule or regulation applicable to the Company or any of its subsidiaries, any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any property of the Company or any of its subsidiaries is subject, the charter, bylaws or other organizational documents of the Company or any of its subsidiaries, or any order, rule, regulation or decree of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties; no consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body is required for the execution, delivery and performance of this Agreement or for the consummation of the transactions contemplated hereby, including the issuance or sale of the Offered Securities by the Company, except such as may be required under the Securities Laws, which has been obtained, or state securities or blue sky laws; and the Company has full power and authority to enter into this Agreement and to authorize, issue and sell the Offered Securities as contemplated by this Agreement.

(n) Absence of Existing Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its respective charter, bylaws or other organizational documents. Neither the Company nor any of its subsidiaries is in breach of or otherwise in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default in the performance of any obligation, agreement or condition contained in any bond, debenture, note, indenture, loan agreement or any other contract, lease or other instrument to which it is subject or by which any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject, except as individually or in the aggregate would not have a Material Adverse Effect.

(o) Commercial Agreements. All of the container leases, container management agreements and other agreements of the Company and its subsidiaries, considered as one enterprise (collectively, the “Commercial Agreements”), are in full force and effect; and neither the Company nor any of its subsidiaries has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any Commercial Agreement, or affecting or questioning the rights of the Company or any of its subsidiaries with respect to any such Commercial Agreement, except where the failure of a Commercial Agreement to not be in full force and effect would not reasonably be expected to have a Material Adverse Effect and with respect to any claims which would not reasonably be expected to have a Material Adverse Effect.

(p) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that would reasonably be expected to have a Material Adverse Effect.

(q) Absence of Proceedings. Except as set forth in the Registration Statement, General Disclosure Package and the Final Prospectus, there is not pending or, to the knowledge of the Company, threatened, any action, suit or proceeding to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company is the subject before or by any court or governmental agency, authority or body, or any arbitrator, which, individually or in the aggregate, would reasonably be expected to result in any Material Adverse Effect.

(r) Accuracy of Exhibits. There are no contracts or documents which are required to be described in the Registration Statement, any preliminary prospectus or the Final Prospectus or to be filed as exhibits to the Registration Statement which have not been so described and filed as required.

(s) Possession of Licenses and Permits. The Company and each of its subsidiaries holds, and is operating in compliance in all respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any governmental or self-regulatory body required for the conduct of its business and all such franchises, grants, authorizations, licenses, permits, easements, consents, certifications and orders are valid and in full force and effect, except in each case where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect; and the Company and each of its subsidiaries is in compliance with all applicable federal, state, local and foreign laws, regulations, orders and decrees, except in each case where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

(t) Title to Property. The Company and its subsidiaries have good and marketable title to all property (whether real or personal) described in the Registration Statement, the General Disclosure Package and the Final Prospectus as being owned by them, in each case free and clear of all material security interests, claims, liens, or other material encumbrances or defects except such as are described in the Registration Statement, the General Disclosure Package and the Final

Prospectus. The property held under lease by the Company and its subsidiaries is held by them under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of the Company or any of its subsidiaries.

(u) Possession of Intellectual Property. Except as stated in the Registration Statement, the General Disclosure Package and the Final Prospectus, each of the Company and its subsidiaries owns or possesses all patents, patent applications, trademarks, service marks, tradenames, trademark registrations, service mark registrations, copyrights, licenses, inventions, trade secrets and rights necessary for the conduct of the business of the Company and its subsidiaries as currently carried on and as described in the Registration Statement, the General Disclosure Package and the Final Prospectus, except in each case where the failure to be have such intellectual property and intellectual property rights would not reasonably be expected to have a Material Adverse Effect; except as stated in the Registration Statement, the General Disclosure Package and the Final Prospectus, no name which the Company or any of its subsidiaries uses and no other aspect of the business of the Company or any of its subsidiaries will involve or give rise to any infringement of, or license or similar fees for, any patents, patent applications, trademarks, service marks, tradenames, trademark registrations, service mark registrations, copyrights, licenses, inventions, trade secrets or other similar rights of others, except for such liability for infringement, and except for such license or similar fees which would not reasonably be expected to have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice alleging any such infringement or fee.

(v) Environmental Laws. The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, have a Material Adverse Effect. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for cleanup, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities or any potential liabilities to third parties) which would, individually or in the aggregate, have a Material Adverse Effect.

(w) Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances to the Company’s Board of Directors and the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible

Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. The Company’s internal control over financial reporting is effective and the Company is not aware of any “material weakness” (as defined by the Public Company Accounting Oversight Board) in its internal control over financial reporting, and since the end of the latest audited fiscal year, there has been no change in the Company’s internal control over financial reporting (whether or not remediated) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(x) Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) and such controls and procedures are effective in ensuring that material information relating to the Company, including its subsidiaries, is made known to the Company’s principal executive officer and principal financial officer. The Company has utilized such controls and procedures in preparing and evaluating the disclosures in the Registration Statement, the General Disclosure Package and the Final Prospectus.

(y) Taxes. All United States federal income tax returns of the Company and its subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid. The United States federal income tax returns of the Company through the fiscal year ended December 31, 2017 have been settled and no assessment in connection therewith has been made against the Company. The Company and its subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect, and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and its subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by the Company. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.

(z) Insurance. The Company carries, or is covered by, insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries.

(aa) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Offered Securities, will not be required to register as an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

(bb) Absence of Manipulation. Neither the Company nor any affiliate of the Company has taken, nor will the Company or any such affiliate take, directly or indirectly, any action which is designed, or would be expected, to cause or result in, or which constitutes, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any Offered Securities or to result in a violation of Regulation M under the Exchange Act.

(cc) Compliance with Sarbanes-Oxley. The Company is in compliance with all applicable provisions of Sarbanes-Oxley and the Rules and Regulations.

(dd) Compliance with FCPA. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any other applicable anti-bribery or anti-corruption laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or any other applicable anti-bribery or anti-corruption laws and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and other applicable anti-bribery or anti-corruption laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(ee) Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (as defined below) (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened. For the purposes of this subsection, “Governmental Entity” shall be defined as any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, assets or operations.

(ff) OFAC. None of the Company, any of its subsidiaries or any director, officer, employee or affiliate of the Company or any of its subsidiaries nor, to the knowledge of the Company, any agent or representative of the Company or any of its subsidiaries is an individual or entity (“Person”) currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(gg) Absence of Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its subsidiaries, on the other, that is required by the Act to be described in the Registration Statement and the Final Prospectus and that is not so described in such documents and in the and the General Disclosure Package.

(hh) Statistical and Market Related Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Registration Statement, the General Disclosure Package and the Final Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

(ii) No Finder’s Fee. Other than as contemplated by this Agreement, the Company has not incurred any liability for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(jj) Marketing Materials. The materials, data and information provided to investors by, or with the approval of, the Company in connection with the marketing of the Offered Securities, including any roadshow or investor presentations made to investors by the Company (whether in person or electronically) (collectively, “Marketing Materials”) were prepared by the Company, or at the direction of the Company, with a reasonable basis and in good faith and were accurate, complete and correct in all material respects on the date that such Marketing Materials were supplied. Nothing has come to the attention of the Company that has caused it to believe that any statistical or market-related data included in the Marketing Materials are not based on or derived from sources that are reliable and accurate in all material respects.

(kk) FINRA Exemption. To enable the Underwriters to rely on Rule 5110(b)(7)(C)(i) of the Financial Industry Regulatory Authority (“FINRA”), the Company represents that the Company (i) has (A) a non-affiliate, public common equity float of at least $150 million or (B) a non-affiliate, public common equity float of at least $100 million and annual trading volume of at least three million shares and (ii) has been subject to the Exchange Act reporting requirements for a period of at least 36 months prior to the date of this Agreement.

(ll) Cybersecurity; Data Protection. Except as would not be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company’s and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) operate and perform as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted, free and clear of, to the knowledge of the Company, all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Except as would not be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the Company and its subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and all personal data and sensitive, confidential or regulated data maintained or processed by the Company and its subsidiaries in connection with their businesses (collectively, the “Confidential Data”), and (ii) to the knowledge of the Company, there have been no breaches, violations, outages or unauthorized uses of or accesses to such Confidential Data, except for those that have been remedied without material cost or liability or the duty to notify any other person. Except as would not be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, and all internal policies and contractual obligations of the Company and its subsidiaries, governing the privacy and security of IT Systems and Confidential Data and the protection of such IT Systems and Confidential Data from unauthorized use, access, misappropriation or modification.

Any certificate signed by any officer or other authorized signatory of the Company and delivered to the Underwriters or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to the Underwriters as to the matters covered thereby.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company, at a purchase price of $24.2125 per share (the “Purchase Price”), the number of Firm Securities set forth opposite the name of such Underwriter in Schedule A hereto.

Delivery of and payment for the Firm Securities shall be made at the office of Hunton Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston, Texas 77002, beginning at 9:00 A.M., New York time, on August 13, 2018, or at such other date or place as shall be determined by agreement between the Representative and the Company. This date and time are sometimes referred to herein as the “First Closing Date”. Delivery of the Firm Securities shall be made to the Representative for the account of each Underwriter against payment by the several Underwriters through the Representative of the respective aggregate purchase price of the Firm Securities being sold by the Company to or upon the order of the Company by wire transfer in immediately available funds to the account(s) specified by the Company. Time shall be of the essence, and delivery at the time and place specified pursuant to this Agreement is a further condition of the obligation of each Underwriter hereunder. The Company shall deliver the Firm Securities through the facilities of The Depository Trust Company (“DTC”) unless the Representative shall otherwise instruct.

In addition, upon written notice from the Representative given to the Company from time to time not more than thirty (30) days subsequent to the date of this Agreement, the Underwriters may purchase all or less than all of the Optional Securities at the Purchase Price. Each Underwriter agrees, severally and not jointly, to purchase the number of Optional Securities (subject to such adjustments to eliminate fractional Optional Securities as the Representative may determine) that bears the same proportion to the total number of Optional Securities to be sold on such Optional Closing Date as the number of Firm Securities set forth on Schedule A hereto opposite the name of such Underwriter bears to the total number of Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered.

Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Representative, but shall be not later than five (5) full business days after written notice of election to purchase Optional Securities is given. Delivery of the Optional Securities shall be made to the Representative for the account of each Underwriter against payment by the several Underwriters through the Representative of the respective aggregate purchase price of the Optional Securities being sold by the Company to or upon the order of the Company by wire transfer in immediately available funds to the account(s) specified by the Company. Time shall be of the essence, and delivery at the time and place specified pursuant to this Agreement is a further condition of the obligation of each Underwriter hereunder. The Company shall deliver the Optional Securities through the facilities of DTC unless the Representative shall otherwise instruct.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Company.

The Company agrees with the several Underwriters that:

(a) Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433.

(b) Filing of Amendments; Response to Commission Requests. The Company will promptly advise the Representative of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time that would reasonably have an adverse effect on the Offered Securities and will offer the Representative a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Representative promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. The Company will comply with the Securities Laws so as to permit the completion of sales of the Offered Securities as contemplated in this Agreement and in the Registration Statement, the General Disclosure Package and the Final Prospectus. If any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or counsel to the Company, to (i) amend the Registration Statement in order that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) amend or supplement the General Disclosure Package or the Final Prospectus in order that the General Disclosure Package or the Final Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser or (iii) amend the Registration Statement or amend or supplement the General Disclosure Package or the Final Prospectus, as the case may be, including, without limitation, the filing of any document incorporated by reference therein, in order to comply with the requirements of the Securities Laws, the Company will promptly (A) give the Representative written notice of such event or condition, (B) prepare any amendment or supplement as may be necessary to correct such statement or omission or to comply with such requirements and, a reasonable amount of time prior to any proposed filing or use, furnish the Representative with copies of any such amendment or supplement and (C) file with the Commission any such amendment or supplement and use its commercially reasonable efforts to have any amendment to the Registration Statement declared effective by the Commission as soon as possible; provided, however, that the Company shall not file or use any such amendment or supplement to which the Representative or counsel for the Underwriters shall reasonably object.

(d) Rule 158. The Company will timely file such reports pursuant to the Exchange Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the Act.

(e) Furnishing of Prospectuses. The Company will furnish to the Representative copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representative reasonably requests. The Registration Statement, any Statutory Prospectus and the Final Prospectus and any amendments or supplements thereto furnished in accordance with this Section will be identical to the electronically transmitted copies thereof filed with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), except to the extent permitted by Regulation S-T.

(f) Blue Sky Qualifications. The Company will use commercially reasonable efforts, in cooperation with the Representative, to qualify the Offered Securities for offering and sale under the applicable securities laws of such states and non-U.S. jurisdictions as the Representative may, from time to time, designate in consultation with the Company and to maintain such qualifications in effect so long as required to complete the sale of the Offered Securities contemplated by this Agreement; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject..

(g) Reporting Requirements. The Company, during the period in which a prospectus is (or, but for the exception afforded by Rule 172, would be) required by the Act to be delivered in connection with any offer or sale of Offered Securities, will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods prescribed by, and meeting the requirements of, the Exchange Act and the Rules and Regulations.

(h) Payment of Expenses. The Company agrees with the several Underwriters that the Company will pay all expenses incident to the performance of the obligations of the Company under this Agreement, including but not limited to: (i) any filing fees and other expenses (including fees and disbursements of counsel to the Underwriters) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representative designates and the preparation and printing of memoranda relating thereto, (ii) costs and expenses relating to the review by FINRA, and expenses of counsel for the Underwriters relating to such review in an amount not to exceed $20,000, (iii) costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company, (iv) fees and expenses incident to listing the Offered Securities on the NYSE, (v) fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, (vi) expenses incurred in printing and distributing to the Underwriters copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representative reasonably requests and expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors, (vi) fees and disbursements of counsel to the Underwriters incurred in connection with the transactions contemplated by this Agreement in an amount not to exceed $150,000, and (vii) fees and expenses of the transfer agent and registrar for the Series B Preferred Stock.

(i) Use of Proceeds. The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the Registration Statement, General Disclosure Package and Final Prospectus, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(j) No Stabilization or Manipulation. The Company agrees that neither it nor any affiliate of the Company will take, directly or indirectly, any action which is designed, or would be expected, to cause or result in, or which constitutes, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any shares of Series B Preferred Stock or to result in a violation of Regulation M under the Exchange Act.

(k) Restriction on Sale of Securities. For a period of thirty (30) days following the date of this Agreement, the Company will not, without the prior written consent of the Representative, (i) directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Series B Preferred Stock or any securities convertible into or exercisable or exchangeable for shares of Series B Preferred Stock or file any registration statement under the Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Series B Preferred Stock, whether any such swap, agreement or transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Series B Preferred Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the Offered Securities to be sold hereunder.

(l) No Finder’s Fee. Except as contemplated by this Agreement, the Company will not incur any liability for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(m) NYSE Listing. The Company will use commercially reasonable efforts to cause the Series B Preferred Stock to be listed on the NYSE within thirty (30) days of the First Closing Date and to maintain the listing of the Series B Preferred Stock, including the Offered Securities, on the NYSE.

(n) Pricing Term Sheet. The Company will prepare a final term sheet containing a description of the Offered Securities, substantially in the form of Schedule C hereto, and approved by the Representative, and file such term sheet pursuant to Rule 433(d) of the Rules and Regulations within the time period prescribed by such rule.

6. Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representative, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representative, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representative is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company herein (as though made on such Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of their obligations hereunder and to the following additional conditions precedent:

(a) Accountants’ Comfort Letter. The Representative shall have received letters of KPMG LLP, dated the date hereof and each Closing Date, in form and substance satisfactory to the Representative, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and other financial information included in the Registration Statement, the General Disclosure Package and the Final Prospectus or any amendment or supplement thereto.

(b) Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole which, in the judgment of the Representative, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities or Preferred Stock of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or Preferred Stock of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representative, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the NYSE or the NASDAQ Global Market, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed; or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representative, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(d) Opinions of Counsel for the Company. The Representative shall have received the favorable written opinion of Perkins Coie LLP, counsel for the Company, dated such Closing Date, substantially in the form and substance previously provided to the Representative and reasonably satisfactory to the Representative.

(e) Opinion of Counsel for Underwriters. The Representative shall have received from Hunton Andrews Kurth LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representative may require and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(f) Company Officer’s Certificate. The Representative shall have received a certificate, dated such Closing Date, of the President and Chief Executive Officer of the Company and of the Chief Financial Officer or Chief Accounting Officer of the Company, to the effect that: (i) the representations and warranties of the Company in this Agreement are true and correct; (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; (iii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, (iv) subsequent to the dates of the most recent financial statements in the Registration Statement, General Disclosure Package and Final Prospectus, there has been no Material Adverse Change, nor any development or event involving a prospective Material Adverse Change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole except as set forth in the Registration Statement, General Disclosure Package and Final Prospectus or as described in such certificate.

The Company will furnish the Representative with such conformed copies of such opinions, certificates, letters and documents as the Representative reasonably requests. The Representative may in its sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8. Indemnification.

(a) Indemnification of Underwriters by the Company. The Company agrees to indemnify and hold harmless the Underwriters, their respective affiliates (as such term is defined in Rule 501(b) of the Rules and Regulations (each, an “Affiliate”)), selling agents, officers and directors and each person, if any, who controls an Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included (A) in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Final Prospectus (or any amendment or supplement thereto) or (B) in any Marketing Materials, or the omission or alleged omission in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Final Prospectus (or any amendment or supplement thereto) or in any Marketing Materials of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 8(d) below) any such settlement is effected with the written consent of the Company;

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representative), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement (or any amendment thereto), including any information (x) deemed to be a part thereof pursuant to Rule 430B or (y) included in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package, the Final Prospectus (or any amendment or supplement thereto) or in any Marketing Materials, including any roadshow or investor presentations made to investors by the Company (whether in person or electronically), in each case, in reliance upon and in conformity with information furnished to the Company by the Underwriters in writing expressly for use therein, it being understood and agreed that as of the date hereof the only such information furnished by any Underwriter consists of the information described in subsection (b) below.

(b) Indemnification of Company, Directors and Officers. Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 8(a) hereof, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including any information (x) deemed to be a part thereof pursuant to Rule 430B or (y) included in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package, the Final Prospectus (or any amendment or supplement thereto) or in any Marketing Materials, including any roadshow or investor presentations made to investors by the Company (whether in person or electronically), in each case, in reliance upon and in conformity with the information furnished to the Company by such Underwriter in writing expressly for use therein, it being understood and agreed that as the date hereof the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: the first paragraph under the section entitled “Underwriting Discount and Expenses,” the sections entitled “Passive Market Making” and “Price Stabilization, Short Positions and Penalty Bids” under the caption “Underwriting (Conflicts of Interest).”

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 8(a) hereof, counsel to the indemnified parties shall be selected by the Representative, and, in the case of parties indemnified pursuant to Section 8(b) hereof, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the prior written consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 8 or Section 9 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 8(a)(ii) hereof effected without its written consent if (i) such settlement is entered into more than forty-five (45) days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least thirty (30) days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

9. Contribution. If the indemnification provided for in Section 8 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the offering of the Offered Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Offered Securities shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company, on the one hand, bear to the total commissions or underwriting discounts received by the Underwriters, on the other hand.

The relative fault of the Company, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 9. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 9 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 9, no Underwriter shall be required to contribute any amount in excess of the total commissions or underwriting discounts received by such Underwriter in connection with the Offered Securities underwritten by it for sale to the public.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 9, each person, if any, who controls an Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and an Underwriter’s Affiliates, selling agents, officers and directors shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. The Underwriters’ respective obligations to contribute pursuant to this Section 9 are several in proportion to the number of shares of Offered Securities underwritten by it.

10. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First or any Optional Closing Date and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed ten percent (10%) of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, then the Representative may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds ten percent (10%) of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representative and the Company for the purchase of such Offered Securities by other persons are not made within thirty-six (36) hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company except as provided in Section 11 (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10. Nothing herein will relieve a defaulting Underwriter from liability for its default.

11. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 10 hereof, then the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company and the Underwriters pursuant to Sections 8 and 9 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

12. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representative, c/o RBC Capital Markets, LLC, 200 Vesey Street, New York, NY 10281, Attention: Equity Capital Markets, and by facsimile to (212) 428-6260; or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105, Attention: Chief Executive Officer; or in each case to such other address as the person to be notified may have requested in writing; provided, however, that any notice to an Underwriter pursuant to Sections 8 or 9 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective personal representatives and successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

14. Representation of Underwriters. The Representative will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representative will be binding upon all the Underwriters.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

16. Absence of Fiduciary Relationship. The Company acknowledge and agree that:

(a) No Other Relationship. The Representative has been retained solely to act as underwriter in connection with the sale of Offered Securities and that no fiduciary, advisory or agency relationship between the Company and the Representative has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representative has advised or is advising the Company on other matters;

(b) Arms’ Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Representative and the Company are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company has been advised that the Representative and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Representative has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company waive, to the fullest extent permitted by law, any claims they may have against the Representative for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Representative shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

17. GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

18. Consent to Jurisdiction; Waiver of Immunity. Each of the Company and the Underwriters agrees that any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any Specified Court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of the Specified Courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to a party’s address set forth in Section 12 hereof shall be effective service of process upon such party for any suit, action or proceeding brought in any Specified Court. Each of the Company and the Underwriters irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim in any Specified Court that any such suit, action or proceeding brought in any Specified Court has been brought in an inconvenient forum.

If the foregoing is in accordance with the Representative’s understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

CAI INTERNATIONAL, INC.

By:	/s/ Victor Garcia
Name: Victor Garcia
Title: President and Chief Executive Officer

Signature Page to Underwriting Agreement

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

RBC CAPITAL MARKETS, LLC

By:	/s/ Joseph F. Meisner
Name: Joseph F. Meisner
Title: Managing Director

Acting on behalf of itself and as the Representative of the several Underwriters

Signature Page to Underwriting Agreement

SCHEDULE A

Underwriter	Number of Firm Securities to be Purchased
RBC Capital Markets, LLC	765,000
B. Riley FBR, Inc.	195,500
Janney Montgomery Scott LLC	161,500
Oppenheimer & Co. Inc.	85,000
William Blair & Company, L.L.C.	153,000
BB&T Capital Markets, a division of BB&T Securities, LLC	127,500
The Huntington Investment Company	34,000
Incapital LLC	68,000
National Securities Corporation	59,500
Wedbush Securities Inc.	51,000

Total	1,700,000

A-1

SCHEDULE B

1.	General Use Issuer Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

•	The Pricing Term Sheet set forth on Schedule C hereto.

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

•	Price per share of Series B Preferred Stock: $25.00 per share

•	The number of Firm Securities purchased by the Underwriters from the Company is 1,700,000. The number of Optional Securities that the Underwriters may purchase from the Company is 255,000.

B-1

SCHEDULE C

FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration No. 333-217915

August 6, 2018

Final Pricing Term Sheet

CAI INTERNATIONAL, INC.

8.50% Series B Fixed-to-Floating Rate

Cumulative Redeemable Perpetual Preferred Stock

(Liquidation Preference $25.00 per Share)

Final pricing term sheet, dated August 6, 2018 (the “Final Pricing Term Sheet”) to the preliminary prospectus supplement, dated August 6, 2018 of CAI International, Inc. (the “Preliminary Prospectus Supplement”). This Final Pricing Term Sheet relates only to the securities described below and is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Final Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement only to the extent it is inconsistent with the information contained in the Preliminary Prospectus Supplement. Capitalized terms used in this Final Pricing Term Sheet but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Issuer:	CAI International, Inc.

Securities Offered:	8.50% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock (“Series B Preferred Stock”).

Number of Firm Securities:	1,700,000 shares of Series B Preferred Stock.

Number of Optional Securities:	255,000 shares of Series B Preferred Stock.

Trade Date:	August 6, 2018.

Settlement and Delivery Date:	August 13, 2018 (T + 5).

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series B Preferred Stock on the initial pricing date of the Series B Preferred Stock or the next two succeeding business days will be required, by virtue of the fact that the Series B Preferred Stock initially will settle in T+5, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Public Offering Price:	$25.00 per share of Series B Preferred Stock; $42,500,000 total (assuming no exercise of the underwriters’ option to purchase additional shares of Series B Preferred Stock).

Underwriting Discount:	$0.7875 per share; $1,338,750 total (assuming no exercise of the underwriters’ option to purchase additional shares of Series B Preferred Stock).

Maturity Date:	Perpetual (unless redeemed by issuer on or after August 15, 2023 or in connection with a change of control).

Rating:	The Series B Preferred Stock will not be rated.

Dividend Rate:	From and including the original issue date to, but excluding, August 15, 2023 (the “Fixed Rate Period”), at an annual rate of 8.50%, based on the $25.00 liquidation preference per annum.

On and after August 15, 2023 (the “Floating Rate Period”), at an annual rate equal to the sum of (a) Three-Month LIBOR as calculated on each applicable Date of Determination and (b) 5.687% of the $25.00 liquidation preference per share of Series B Preferred Stock.

Dividend Payment Date:	Dividends on the Series B Preferred Stock shall accrue daily and be cumulative from, and including, the date of original issue and shall be payable quarterly on the 15th day of each January, April, July and October (each such payment date, a “Dividend Payment Date,” and each such quarterly period, a “Dividend Period”)

During the Fixed Rate Period, if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date will be paid on the next succeeding Business Day, and no additional dividends or other sums will accrue on the amount so payable for the period from and after such Dividend Payment Date to that next succeeding Business Day.

During the Floating Rate Period, if any Dividend Payment Date is not a Business Day, then the Dividend Payment Date will be postponed to the next succeeding Business Day, and all associated dividends and other sums will continue to accrue to, but excluding, the postponed Dividend Payment Date.

The first dividend on the Series B Preferred Stock is scheduled to be paid on October 15, 2018 in the amount of $0.36597 per share to the persons who are the holders of record of the Series B Preferred Stock at the close of business on October 1, 2018.

Liquidation Preference:	$25.00 per share of Series B Preferred Stock, plus accumulated and unpaid distributions.

Optional Redemption Date:	On and after August 15, 2023, the Issuer may, at its option, upon not less than thirty (30) nor more than sixty (60) days’ written notice, redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash, at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If the Issuer elects to redeem any shares of Series B Preferred Stock as described in this paragraph, the Issuer may use any available cash to pay the redemption price.

Special Optional Redemption:	Upon the occurrence of a Change of Control, provided no Limiting Document may prohibit it, the Issuer may, at its option, upon not less than thirty (30) days’ nor more than sixty (60) days’ written notice, redeem the Series B Preferred Stock, in whole or in part, within one hundred twenty (120) days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date, the Issuer has provided notice of the Issuer’s election to redeem some or all of the shares of Series B Preferred Stock (whether pursuant to the Issuer’s optional redemption right described above or this special optional redemption right), the holders of shares of Series B Preferred Stock will not have the Change of Control Conversion Right with respect to the shares called for redemption. If the Issuer elects to redeem any shares of the Series B Preferred Stock as described in this paragraph, it may use any available cash to pay the redemption price.

Limited Conversion Rights Upon a Change of Control:

Upon the occurrence of a Change of Control, each holder of shares of Series B Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Issuer has provided or provide irrevocable notice of the Issuer’s election to redeem the Series B Preferred Stock) to convert some or all of the shares of Series B Preferred Stock held by such holder on the

Change of Control Conversion Date, into the Common Stock Conversion Consideration, which is equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series B Preferred Stock plus the amount of any accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series B Preferred Stock dividend payment and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Stock Price; and

•	2.00 shares of common stock, subject to certain adjustments described in the prospectus supplement.

Listing:	The Issuer intends to apply to have the Series B Preferred Stock listed on the New York Stock Exchange (“NYSE”). If the application is approved, the Issuer expects trading of the Series B Preferred Stock on the NYSE to begin within 30 days after their original issue date.

CUSIP/ISIN:	12477X 304 / US12477X3044

Joint Book-Running Managers:	RBC Capital Markets, LLC B. Riley FBR, Inc. Janney Montgomery Scott LLC Oppenheimer & Co. Inc. William Blair & Company, L.L.C.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC The Huntington Investment Company Incapital LLC National Securities Corporation Wedbush Securities Inc.

The Issuer has filed a registration statement (including a base prospectus dated June 2, 2017) and a preliminary prospectus supplement, dated August 6, 2018 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them by contacting: RBC Capital Markets, LLC, Attn: Transaction Management, 200 Vesey Street, 8th Floor, New York, New York 10281, Phone: (866) 375-6829, Email: rbcnyfixedincomeprospectus@rbccm.com; B. Riley FBR, Inc., Attn: Syndicate Prospectus Department, 1300 17th Street N., Suite 1400, Arlington, Virginia 22209, Phone: (703) 312-9580, Email: prospectuses@brileyfbr.com; Janney Montgomery Scott LLC, 1717 Arch Street, Philadelphia, Pennsylvania 19103, Phone: (215) 665-6130, Email: prospectus@janney.com; Oppenheimer & Co. Inc., Attn: Syndicate Prospectus Department , 85 Broad Street, 26th Floor, New York, New York 10004, Phone: (212) 667-5040, Email: EquityProspectus@opco.com; and William Blair & Company, L.L.C., Attn: Aaron Stout, 150 North Riverside Plaza, Chicago, Illinois 60606, Phone: (312) 364-8095, Email: astout@williamblair.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.